UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE

Bothell, Washington 98021

(Address of principal executive offices, including zip code)

(425) 527-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Seattle Genetics, Inc. (the “Company”) approved the Senior Executive Annual Bonus Plan (the “Plan”), an annual incentive compensation program designed to motivate, retain and reward the Company’s executive officers by promoting a connection between the performance of the Company and the compensation of senior executives of the Company. Under the Plan, which is administered by the Compensation Committee, executives at the Vice President level or higher (each, a “Participant”) are eligible to receive an annual performance-based cash bonus for each calendar year based on the achievement of specified Company goals and, as applicable, an assessment of individual performance. The amount of a Participant’s bonus is based on a target percentage of such Participant’s annual base pay as of the last day of the applicable Plan year, which target percentages are determined by the Compensation Committee for each of the Company’s executive officers. The target percentage for Dr. Siegall has been set at 100% for the 2017 Plan year. The target percentages for the Company’s other executive officers have been set at 50% for the 2017 Plan year in the case of Todd Simpson, Eric Dobmeier, Jonathan Drachman and Vaughn Himes, and at 45% for the 2017 Plan year in the case of Jean Liu and Darren Cline. Under the Plan, this target percentage is then adjusted, in the case of executive officers other than Dr. Siegall and Mr. Dobmeier, based 60% on the Company’s performance and 40% on the individual Participant’s performance as determined by the Compensation Committee. Additionally, Mr. Dobmeier’s percentage adjustment is based 80% on the Company’s performance and 20% on individual performance as determined by the Compensation Committee, and Dr. Siegall’s performance percentage will be determined by the Compensation Committee in its sole discretion. It is expected that Dr. Siegall’s performance percentage will be based principally on the achievement of Company goals, but the Compensation Committee retains the discretion to take into account other factors in determining Dr. Siegall’s performance percentage, including individual performance and annual bonuses of chief executive officers at the Company’s peer group companies and other compensation data made available to it. For any Plan year, the Company performance percentage and/or individual performance percentage may exceed 100% in the event the Company or the individual Participant exceeds expected goals or performance, provided that neither percentage may exceed 150%. The Company goals under the Plan may include sales or commercial goals; research development and clinical activities; milestones and go/no go decisions; operational, hiring and retention goals, alliances and objectives; acquisitions and licensing or partnering transactions; international expansion goals; government affairs and public policy goals; manufacturing and supply goals; quality goals; regulatory goals; expense and cost reduction goals; debt reduction; improvement in or attainment of working capital levels; financings; implementation or completion of projects or processes; and financial metrics, including stock price performance, profitability, cash flow or net income. The Company goals for the 2017 Plan year are primarily based on the achievement of commercial, clinical, development, regulatory and operational objectives related to ADCETRIS, as well as development and clinical trial objectives related to SGN-CD33A, ASG-22ME and the Company’s other product candidates. Additional Company goals for the 2017 Plan year include operational, hiring and retention goals, strategic transaction objectives and stock price performance. Individual performance may be assessed by the Compensation Committee based on the individual Participant’s contributions toward the achievement of Company goals, department goals for a Participant’s area of accountability or responsibility, or other individual goals derived from or related to Company goals. The Compensation Committee may determine in its sole discretion that the Company did not satisfactorily complete sufficient goals in an applicable Plan year and in that case, determine that no bonus shall be paid to Participants for such Plan year. Likewise, the Compensation Committee retains the discretion to take into account significant corporate events or other significant accomplishments that were not contemplated at the beginning of a Plan year in determining the relevant Company and individual achieved performance percentages for the relevant Plan year, and to also, in its discretion, modify or otherwise change goals and performance objectives during the applicable Plan year. The Plan is effective January 1, 2017. Bonus payments for each Plan year will be made by February 15th following the end of such plan year. The above description of the terms of the Plan is only a brief summary of such terms, does not purport to be complete, and is qualified in its entirety by reference to the Plan, which is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Seattle Genetics, Inc. Senior Executive Annual Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEATTLE GENETICS, INC.

Date: February 1, 2017	By:	/s/ Clay B. Siegall
Clay B. Siegall
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Seattle Genetics, Inc. Senior Executive Annual Bonus Plan